Exhibit 4.2
NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT
     NON-EMPLOYEE DIRECTOR STOCK OPTION AGREEMENT, dated as of                      (this “Agreement”), by and between INHIBITEX, INC., a Delaware corporation (the “Company”), and                      (the “Optionee”).
RECITALS:
     WHEREAS, the Company has adopted the Inhibitex, Inc. Amended and Restated 2004 Stock Incentive Plan, as amended (the “Plan”) to provide long-term performance incentives to those service providers of the Company and its Subsidiaries who are largely responsible for the management, growth and protection of the business of the Company and its Subsidiaries; and
     WHEREAS, the Company desires to grant to the Optionee an option (the “Option”) to purchase a number of shares of the common stock, $0.001 par value, of the Company (the “Stock”) pursuant to the Plan and on the terms and conditions set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Optionee, intending to be legally bound, hereby agree as follows:
          Section 1. Grant of Option. The Company hereby grants to the Optionee, pursuant to the Plan and on the terms and conditions set forth herein, an Option to purchase that number of shares of Stock and at the exercise price as set forth on Schedule A hereto. Except as otherwise may be provided in Sections 2 or 5 herein, the Option hereby granted shall vest in installments as provided on Schedule A.
          Section 2. Term of the Option. Unless earlier terminated pursuant to the other provisions herein, the Option hereby granted shall terminate at the close of business on the date referred to on Schedule A (the “Expiration Date”).
               (a) In addition, at the close of business on the date the Optionee ceases to be a director of the Company for any reason whatsoever (except by reason of death, Disability (as defined below) or Retirement (as defined below)), the Option shall terminate as to that number of shares of Stock as to which the Option is not vested on that date.
               (b) If the Optionee is removed as a director of the Company for Cause, the unexercised portion of the Option (whether or not vested) will terminate simultaneously with the Optionee’s removal as a director.
               (c) If the Optionee voluntarily resigns as a director of the Company (other than due to Retirement), or is removed other than for Cause, death or Disability, or is not re-nominated or reelected as a director of the Company, then the Option may be exercised to the extent vested on the date the Optionee ceases to be a director of the

Company at any time prior to the earlier of the Expiration Date and twelve (12) months after the day that the Optionee ceases to be a director of the Company, and any part of the Option which is not so exercised within such period shall thereupon terminate.
               (d) If the Optionee’s service as a director terminates by reason of his or her death or Disability, then the vesting of the Option shall accelerate such that the Option may be exercised as to the entire number of whole shares of Stock that are covered by the Option on the date of the Optionee’s death or Disability, at any time prior to the earlier of the Expiration Date and twelve (12) months after the date of the Optionee’s death or Disability, and any part of the Option which is not so exercised within such period shall thereupon terminate. For purposes hereof, “Disability” shall mean the determination by the Committee, upon the advice of an independent qualified physician, that the Optionee has become physically or mentally incapable of fulfilling the Optionee’s duties as a director, which has continued for a period of at least 180 days in any twelve-calendar-month period.
               (e) If the Optionee’s service as a director terminates by reason of his or her Retirement, then the vesting of the Option shall accelerate such that the Option may be exercised as to the entire number of whole shares of Stock that are covered by the Option on the date the Optionee ceases to be a director of the Company, at any time prior to the earlier of the Expiration Date and twenty-four (24) months after the date the Optionee ceases to be a director of the Company, and any part of the Option which is not so exercised within such period shall thereupon terminate. For purposes hereof, “Retirement” shall mean an Optionee’s termination of service as a director (other than due to death or for Cause) at a time when the Optionee has served at least six (6) years on the Board.
               (f) The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to the cessation of an Optionee’s status as a director of the Company, including, but not by way of limitation, the question of whether a director was removed for Cause.
          Section 3. Manner of Exercise.
               (a) To exercise the Option, the Optionee shall provide written notice of such exercise in the form provided in Annex 1 hereto to the Secretary of the Company at the Company’s then principal office. The notice shall specify the number of shares of Stock for which the Option is being exercised and shall be accompanied by a payment to the Company in full of the aggregate exercise price (in accordance with the procedures set forth in Annex 1). Such notice of exercise shall also be accompanied by payment of any withholding taxes determined by the Company to be due in connection with such exercise. In addition, if the Optionee, at the time of exercise, is subject to the reporting requirements under Section 16 of the Exchange Act, the Optionee may direct the Company to retain shares of Stock that the Optionee would otherwise receive in connection with the exercise of the Option to pay the exercise price of the Option.

               (b) Delivery of the notice of exercise shall constitute an irrevocable election to purchase the Stock specified in the notice, and the date on which the Company receives the notice accompanied by payment in full of the exercise price for the Stock covered by the notice and the applicable withholding taxes (if any) shall be the date as of which the Stock so purchased shall be deemed to have been issued.
               (c) To exercise the Option upon the Optionee’s death, the persons who acquire the right to exercise the Option must prove to the Committee’s satisfaction that they have duly acquired the Option and that they have paid (or have provided for payment of) any taxes, such as estate, transfer, inheritance or death taxes, payable with respect to the Option or to the Stock to which it relates.
          Section 4. Transferability. This Option may be transferred by will or the laws of descent and distribution and (except as provided in the following sentence) may be exercised during the Optionee’s lifetime only by the Optionee. In addition, this Option may be transferred in accordance with the terms of the Plan, without consideration, to immediate family members (i.e., children, grandchildren or spouse) of the Optionee, to trusts for the benefit of immediate family members of the Optionee and to partnerships in which the only partners are immediate family members of the Optionee.
          Section 5. Change of Control.
               (a) In the event of a Change of Control, and conditioned on the Optionee’s continuous service as a director of the Company from the date of grant through the date of such Change of Control, notwithstanding the vesting schedule set forth on Schedule A, if the Optionee has been a director of the Company:
                    (i) For less than six (6) months on the date of the Change of Control, the Option shall vest as to that number of whole shares of Stock (rounding down) as is equal to thirty-three and 1/3 percent (33 1/3%) of the number of unvested shares subject to the Option.
                    (ii) For six (6) months or more but less than twelve (12) months, the Option shall vest as to that number of whole shares of Stock (rounding down) as is equal to sixty-six and 2/3 percent (66 2/3%) of the number of unvested shares subject to the Option.
                    (iii) For twelve (12) months or more, the Option shall vest as to that number of whole shares of Stock as is equal to one-hundred percent (100%) of the number of unvested shares subject to the Option.
               (b) In the event of the Optionee’s termination of service as a director of the Company following a Change of Control, the exercise period of the Option shall extend for the remainder of the original term of this Option without giving effect to any shorter term of this Option as a result of the termination of the Optionee’s term as a director (other than pursuant to removal for Cause).

          Section 6. Lock-Up Period. The Optionee agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any firm commitment underwritten public offering of any securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), the Optionee shall not sell or otherwise transfer any shares of Stock or other securities of the Company (other than any securities of the Company being registered in such offering) or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Stock, without the prior written consent of the Company and the Managing Underwriter, commencing on the initial date that securities are offered for sale under such offering and continuing for up to 180 days (the “Market Standoff Period”) thereafter or such greater period, not to exceed an additional twenty (20) days, in order to permit the underwriters to issue research reports in compliance with NASD Rule 2711(f)(4). The Optionee further agrees to execute promptly such agreements as may be reasonably requested by the Managing Underwriter in connection with such offering that are not inconsistent with this Section and that are deemed reasonably necessary by such Managing Underwriter to further evidence or to give further effect hereto. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.
          Section 7. Rights in Stock Before Issuance and Delivery. The Optionee shall not have any rights as a stockholder of the Company with respect to the Stock underlying the Option unless and until such Stock has been issued to the Optionee as fully paid Stock.
          Section 8. No Right to Service. Nothing contained herein shall be construed to confer on the Optionee any right to continue in the service of the Company or to derogate from any right of the Company to request the resignation of or discharge the Optionee at any time and for any reason.
          Section 9. Qualifications to Exercise. Anything in this Agreement to the contrary notwithstanding, in no event may the Option be exercisable if the Company shall, at any time and in its sole discretion, determine that (a) the listing, registration or qualification of any shares of Stock otherwise deliverable upon such exercise, upon any securities exchange or under any state or federal law, or (b) the consent or approval of any regulatory body, is necessary or desirable in connection with such exercise. In such event, such exercise shall be held in abeyance and shall not be effective unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company (regardless of any termination of the Option prior to such listing, registration, qualification or approval).
          Section 10. Conditions to Transfer. Unless the issuance of the shares of Stock upon the exercise of the Option has been registered under the Securities Act, the Committee may require as a condition to the right to exercise the Option hereunder that the Company receive from the person exercising the Option representations, warranties and agreements, at the time of any such exercise, to the effect that the shares of Stock are being purchased for investment only and without any present intention to sell or otherwise distribute such shares of Stock and that such shares of Stock will not be disposed of in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act and the rules and regulations thereunder. The certificate issued to evidence such shares of Stock shall bear appropriate legends summarizing these restrictions on the disposition thereof.
          Section 11. Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the matters contemplated herein and supersede all prior agreements or understandings among the parties related to such matters.
          Section 12. Binding Effect. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Optionee and his or her permitted transferees, heirs, executors, administrators and legal representatives.
          Section 13. Amendment; Termination; Waiver. This Agreement may be amended or terminated, and the terms or covenants hereof may be waived, only by a written instrument executed on behalf of the Company (as authorized by the Committee) and the Optionee.
          Section 14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
          Section 15. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning ascribed to them in the Plan.
          Section 16. The Plan. The Optionee acknowledges having received a copy of the Plan. The Option herein granted is subject to all of the terms and provisions of the Plan, all of which are hereby incorporated herein by reference. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

INHIBITEX, INC.
By:
Name:
Title:

OPTIONEE

SCHEDULE A

Name of Optionee:

Option Number:

Date of Grant:	, 20___

Option Exercise Price:	$ per share

Number of Shares Subject to Option:

Vesting Terms:

Expiration Date:

ANNEX 1
FORM OF ELECTION TO EXERCISE
(To be executed upon exercise of Option).
The undersigned hereby elects to exercise the right pursuant to the stock option agreement between the undersigned and Inhibitex, Inc. (the “Company”), dated as of ___, 20___ (the “Option Agreement”), to purchase ___ shares of Stock, $0.001 par value per share (the “Shares”).
Choose one or more of the following options:

Cash payment for Shares in the amount of $ .

Payment for Shares through a cashless exercise arrangement. The undersigned’s broker must forward the amount of cash necessary to purchase the Shares. Such broker will receive the Shares, and will forward the net proceeds of the cashless exercise to the undersigned.

Payment for Shares by having the Company retain Shares that the undersigned would otherwise receive in connection with the exercise.
The undersigned requests that certificates for the Shares be registered in the name of the undersigned.
Dated:                     , 20___

Optionee

Social Security Number